UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report:  October 13, 2011
(Date of Earliest Event Reported) (October 7, 2011)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois  60045
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Loan and Security Agreement

On October 7, 2011, Akorn, Inc., a Louisiana corporation (the “Company”), and its domestic subsidiaries (collectively with the Company, the “Borrowers”) entered into a Loan and Security Agreement dated as of October 7, 2011 (the “Loan Agreement”) with certain financial institutions, as lenders (“Lenders”) and Bank of America, N.A., as agent (“Agent”) for the Lenders, establishing a $20.0 million senior secured revolving credit facility (the “Facility) which includes a $2.0 million letter of credit facility.  The Borrowers may request that the Facility be expanded from time to time in increments of at least $5.0 million to a maximum of up to $35.0 million so long as no default or event of default has occurred and is continuing. The Facility matures in March 2016, and the Borrowers may terminate the Lenders’ commitments under the Facility upon 90 days’ notice to the Agent at any time after the first year.

Under the terms of the Loan Agreement, amounts outstanding will bear interest at the Borrower’s election at (a) LIBOR or (b) the bank’s Base Rate (which is the greatest of: (i) the prime rate, (ii) the federal funds rate plus 0.50%, or (iii) LIBOR plus 1.0%), plus an applicable margin, which margin is based on the consolidated fixed charge coverage ratio of the Company and its subsidiaries from time to time. Additionally, the Borrowers will pay an unused line fee of 0.250% per annum on the unused portion of the Facility.  With respect to the letters of credit, the Borrowers will also pay: (i) a fee equal to the applicable margin times the average amount of outstanding letters of credit, (ii) a fronting fee equal to 0.125% per annum on the stated amount of each letter of credit, and (iii) any additional fees incurred by the applicable issuer in connection with issuing the letter of credit.  During an event of default, any interest or fees payable will be increased by 2% per annum.

Availability under the revolving credit line is equal to the lesser of (a) $20.0 million reduced by outstanding letter of credit obligations or (b) the amount of a Borrowing Base (as defined in accordance with the terms of the Loan Agreement) determined by reference to the value of the Borrowers’ eligible accounts receivable, eligible inventory and fixed assets as of the closing date and the end of each calendar month thereafter.

Obligations under the Loan Agreement are secured by substantially all of the assets of each of the Borrowers and a pledge by the Borrowers of their respective equity interest in each domestic subsidiary of the Company and 65% of their respective equity interests in any foreign subsidiary of the Company. The Loan Agreement contains representations and warranties, and affirmative and negative covenants customary for financings of this type, including, but not limited to, limitations on:  distributions; additional borrowings and liens; additional investments and asset sales; and fundamental changes to corporate structure or organization documents.  The financial covenants require the Borrowers to maintain a fixed charge coverage ratio of at least 1.1 to 1.0 during any period commencing on the date that an event of default occurs or availability under the Loan Agreement is less than 15% of the aggregate Lenders’ commitments under the Loan Agreement.

The foregoing is not a complete summary of the Loan Agreement and is qualified by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

The following Exhibits are filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Loan and Security Agreement dated as of October 7, 2011 among Akorn, Inc., a Louisiana corporation, and its domestic subsidiaries, with certain financial institutions as lenders (“Lenders”), and Bank of America, N.A. as agent (“Agent”) for the Lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date:  October 13, 2011